Exhibit 10.14

Form of Agreement for Licensing Digital Asset

Date:

Party A:

postal address:

contacts:

telephone:

Party B:

postal address:

legal representative:

telephone:

In view of:

1、	Party A is a company related to 3D digital assets, and Party A undertakes to have the copyright of the complete authorization chain of the contents authorized in this Agreement.

2、	Party B is a production and copyright operation enterprise.

3、	On the principle of equal consultation, mutual benefit and mutual win, in accordance with the relevant regulations of the People’s Republic of China, to permit Party B to use 3D of its own digital assets.

Article 1 Authorized cooperation matters

1、	Authorization content: 3D digital assets (refers to the scene, image, props, characters, etc. See the “Letter of authorization” of Appendix I for detailed authorization information).

2、	Work Type: [Digital Assets]

3、	Type and method of authorization rights:

[Film and television adaptation rights]☐

[Game adaptation rights and derivative development rights]☐

[Animation adaptation right]☐

[Video production rights]☐

[VR VR development rights]☐

[AR augmented reality development rights]☐

[Digital Cultural and Tourism development right]☐

4、	Term of authorized cooperation: from year to year.

5、	Authorized area: Chinese mainland area (excluding Hong Kong, Macao and Taiwan).

Article 2 The rights and obligations of Party A

1、	As the provider of 3D digital asset resources, Party A guarantees the integrity and legality of the rights authorized to Party B, is free of any rights defects in the authorized works, meets the provisions of Chinese laws, regulations, rules, and other normative documents, without prohibited, prohibited, copied, reactionary and obscene contents, without infringing the legitimate rights and interests of any third party, without any copyright disputes, and guarantees to provide legal rights certificates to Party B. If Party A violates the aforesaid guarantee in this Article or because Party B infringes on the rights and interests of any third party or violates the state regulations, Party A assumes full liability, and thus causes losses to Party B, Party A shall give full compensation.

2、	Party B shall have the right to develop and complete the products to design, produce and sell other derivative products on its own basis, but shall inform Party A in advance and shall obtain the written consent from Party A.

3、	Party A agrees to license Party B to use it within the agreed conditions with the “authorized content” that it owns. After obtaining the authorization, Party B shall have the right to use the authorized contents in accordance with this Agreement.

4、	Party A agrees that Party B shall, as necessary, modify the authorized content, including name modification, subject matter, structure, work content and characters, and Party A recognizes that Party B and the third party cooperating with Party B have the right to technically modify, delete or modify the authorized content (but shall not infringe, distort or discredit Party A or the relevant material, image or reputation of the authorized product itself).

5、	Without the agreement or the agreement of both parties, Party A has no subsequent obligations to the authorized agreement.

6、	Within the authorization period of this Agreement, the above developed assets and any form of derivatives may exercise their own rights as agreed in herein.

7、	Within the authorization period, Party B or the third party authorized by Party B shall have the right to decide the name of the final product of the developed products and derivative products according to the market conditions and exercise the right of authorship. Party A shall have the right to request Party B to indicate the author information of the original work in the corresponding location of the products / derivatives developed by Party B or a third party authorized by Party B.

8、	Within the authorization period, Party A may authorize others to exercise the authorization rights of this Agreement, but it shall inform Party B in writing.

Article 3 Rights and obligations of Party B

1、	Party B shall have the right to reasonably and legally use the Authorized Content within the conditions agreed herein. Party A undertakes that it shall not illegally interfere with Party B when exercising its legal rights in accordance with Article 1 of this Agreement.

2、	Party B shall not place the rights granted by Party A as not agreed upon hereunder, including but not limited to guarantee and pledge with authorized content.

3、	Party B warrants that it is a company legally established and existing in accordance with Chinese laws, and that it shall have the right to sign this Agreement and perform all its obligations under this Agreement in accordance with relevant laws and relevant agreements.

4、	Party B shall respect the intellectual property rights and brand image of Party A’s brand, exercise the license right in strict accordance with this Agreement, and shall not have any act or omission to damage or adversely affect the intellectual property rights of the authorized content or all components thereof.

5、	Party B shall have the obligation to bind its authorized production, processor and sales and distributor to exercise the license rights on the intellectual property rights and brand image of the authorized content in strict accordance with this Agreement, and shall not conduct any act or adversely affect the intellectual property rights of the authorized content or all components thereof.

6、	Within 30 days prior to the expiration of the authorization period of this Agreement, if Party B needs to continue to develop the authorized products or the developed products (including but not limited to the elements of the developed products), both parties shall separately negotiate to authorize the corresponding fees and sign the authorization agreement.

7、	Within the authorization period of this Agreement, Party B or the third party authorized by Party B shall have the right to reasonably and legally use the relevant videos, logo, words, posters and other materials of the authorized products, subject to the prior written consent of Party A and no relevant fees to Party A, but shall not damage Party A’s image and reputation.

Article 4 Authorization of gold

1、	The Parties confirm that the total amount authorized herein this Agreement is RMB (in words:).

Under this Agreement, as the consideration for which Party B is authorized, Party B shall pay Party A RMB RMB (in words). Party B shall pay Party A a total amount of RMB (in case) in means of bank transfer. Party B shall pay Party A within 10 working days after the signing of the contract. Party A shall provide Party B with authorized work documents within thirty (30) working days after receiving the payment from Party B and issue a special invoice where Party A belongs to Party B.

Account information of Party A:

Bank of Party A:

Account name of Party A:

Party A’s account:

2、	The Parties shall independently bear any taxes payable because of the performance of their respective obligations under this Agreement.

Article 5 Intellectual Property rights

1、	This license is not understood as a transfer or division of intellectual property of “authorized Content”.

2.	Party B shall enjoy the intellectual property rights of the products or semi-finished products commercial developed by Party B based on the “authorized content”. Party A shall inform Party B in writing of the use. Party B shall have the right to apply for relevant intellectual property registration after the completion of the developed products. Party B shall exercise without further consent from Party A on the intellectual property rights, but shall not infringe on the legal intellectual property rights enjoyed by Party A and the intellectual property owner of the original work.

3.	Without Party A’s permission, Party B shall not sell or transfer the original works. If there is any breach of contract, Party B shall bear the corresponding liability for breach of contract.

Article 6 Confidentiality agreement

1.	Party A and Party B shall be liable to keep confidential and the business secrets of this Agreement (including but not limited to, the management, technology, finance, business or any other information) of the other party without written, special authorization or as required by law, or shall compensate the other party for any improper losses.

2.	Confidentiality liability shall not be affected by the invalidation, dissolution or termination of this Agreement.

Article 7 Liability for breach of contract

1、	Both Party A and Party B shall fully and conscientiously perform the provisions of this Agreement. In case of any breach of contract, they shall compensate for the corresponding losses to the other party caused due to the breach of contract.

2、	The breaching party shall compensate the other party for the losses due to its breach of contract, including the direct economic losses and reasonable expenses caused by the breach of the other party, including but not limited to the attorney expenses, litigation and arbitration expenses and travel expenses incurred by the other party due to the breach of the breaching party.

3、	If Party B infringes the relevant rights of the third party, Party B shall settle the product by itself; if losses are caused to Party A or the third party, it shall bear all compensation liability to Party A or the third party.

4、	If Party B cannot open to the market normally due to the right defects of the commercial development, Party B shall not claim for any refund of any fees for any reason, and Party A reserves the right to claim.

5、	Except for the breach expressly specified in this Agreement, if any breach of either party causes the failure of the purpose of the Agreement, the non-reaching Party shall have the right to terminate this Agreement and claim relevant damages to the breaching party.

6、	If the liquidated damages or the amount of damages borne by the defaulting party is still insufficient to compensate for the actual losses of the defaulting party, the aforementioned defaulting party shall make up to the defaulting party.

Article 8 Force majeure

1、	“Force Majeure” means an event which is not reasonably controlled, unforeseeable, or even foreseeable, and which prevents, affects, or delays either party in performing all or part of its obligations under the Agreement. The incident includes, but is not limited to, government acts, natural disasters, wars, strikes, hacking, computer viruses (e. g., trojans, worms, etc.), technical adjustments in the telecommunications sector, or any other similar event.

2、	In case of a force majeure event, the affected party shall timely and fully notify the other party in writing and inform the other party of the possible impact of this Agreement, and shall provide detailed details within a reasonable period (30 days after the occurrence of the relevant organization, and the affected party is unable to fulfill all or part of its obligations under this Agreement.

3、	If part or all of the above force majeure events are impossible or delayed in performing the Agreement, both parties shall terminate the agreement or reasonably share the possible losses, and shall not be liable for any breach of contract between each other.

Article 9 Cancellation of the Agreement

1、	This Agreement may be dissolved under the following circumstances:

1)	Both parties may terminate this Agreement through consultation;

2)	If the suspension of this Agreement reaches 60 days due to force majeure, both parties shall have the right to unilaterally terminate this Agreement after notifying the other party in writing;

3)	The circumstances that may be discharged as stipulated by laws and regulations and the other circumstances stipulated in this Agreement.

2、	If Party A has any of the following circumstances within the term of cooperation, Party B shall have the right to unilaterally terminate this Agreement:

1)	Party A’s actions cause Party B to suffer heavy losses;

2)	Other acts that damage Party B’s reputation and rights and interests;

3)	Other circumstances as provided for by the law.

3、	If Party B has any of the following circumstances, Party A shall have the right to unilaterally terminate this Agreement:

1)	Party B’s actions cause Party A to suffer heavy losses;

2)	Other acts that damage Party A’s reputation and rights and interests of Party A;

3)	Other circumstances as provided for by the law.

4、	If this Agreement is terminated, Party A shall not refund the authorized fees paid by Party B.

Article 10 Others

1、	Both Party A and Party B shall be obliged to protect the “authorized content” permitted by this Agreement from infringement by others. Either party found an violation, for the use of “authorized content” permitted in this Agreement, it shall immediately inform the other party in writing and take active and effective measures in time and time To prevent the further occurrence of infringement, to prevent the further expansion of the consequences of damage.

2、	Matters not covered herein shall be settled by both parties through negotiation, and both parties shall sign a supplementary agreement as an effective part of this Agreement. The motion shall have equal effect.

3、	Any dispute arising from this Agreement shall be resolved by both parties through friendly negotiation, and both parties agree to submit the dispute to the location of Party A’s people’s court to make the settlement. The conclusion, execution and interpretation of this Agreement and the settlement of disputes shall be subject to the laws of the People’s Republic of China.

4、	This Agreement is made in duplicate, each holding one copy and shall take effect from the date of seal by both parties.

(The following has no text, which is signed and sealed by both parties)

Party A:

Party B:

Date signed:

Annex I:

Letter of authorization

Authorized by:

Licensee:

This letter of authorization is an attachment to the 3D Digital Asset Authorization Cooperation Agreement (hereinafter referred to as the “Original Agreement”) signed by both parties on [], [] [] [], and shall be used together with the original agreement and has the same legal effect. We hereby confirm that the specific authorization is as follows:

Copyright name	Authorization rights	Licensed scope of use	Number of assets / individual	Authorization amount (RMB)
3D digital assets	The right to adapt film and TV series, animation adaptation right, video production right, VR virtual reality development right, AR augmented reality development right, digital cultural and tourism development right	Chinese mainland area (Excluding Hong Kong, Macao and Taiwan)		¥ ：

amount to				¥ ：

Authorization period: from ______________ to ________________

Licensor guarantees:

1.	The contents submitted by the Authorisor shall be consistent with the contents contained in this Letter of Attorney, and all legal disputes and administrative penalties caused by submission errors or other reasons shall be borne by the licensor.

2.	It has a real and legal source and right to the authorized content and relevant materials provided, and does not infringe on the legitimate rights and interests of any other rights holder (including but not limited to intellectual property rights, portrait right, privacy right, etc.);

3.	Ensure that the authorized content provided is legal and healthy, does not violate any laws, regulations, norms and policies that should be applied, and does not contain bad information such as reaction, pornography, insult or slander;

4.	For the copyright or other disputes arising from the authorized content provided, the authorized party is involved in any legal dispute, administrative penalty, litigation or arbitration, and the licensor shall solve and bear the relevant expenses, and the licensor shall also compensate for the losses caused by the above reasons.

Authorized by:

Date: